Exhibit 3.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS GROWTH PARTNERS GP, LLC

THE SECURITIES ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT MAY BE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

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Exhibit A Members

Exhibit B Form of Partnership Agreement

Exhibit C Form of Joinder

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS GROWTH PARTNERS GP, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Atlas Growth Partners GP, LLC (the “Company”), dated as of November 26, 2013, is adopted, executed and agreed to by and among the Persons whose names appear on Exhibit A hereto, such Persons being all of the Members of the Company.

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq., as amended and in effect from time to time) (the “Act”) by filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on February 11, 2013, and was governed by a limited liability company operating agreement of the Company, dated as of February 11, 2013 (the “Initial Agreement”);

WHEREAS, Atlas Energy was the sole member of the Company;

WHEREAS, Atlas Energy intends to transfer a portion of its Membership Interest to several individuals (such individuals, the “Purchasers”) pursuant to agreements by and among Atlas Energy, the Company and such individuals;

WHEREAS, on November 26, 2013, the Company is amending the Initial Agreement to read as this Agreement in order to, among other things, reflect that the Purchasers may be admitted as Members and to make other changes that Atlas Energy and the Company deem appropriate for a limited liability company with multiple Members; and

WHEREAS, the Members intend that this Agreement shall constitute the “limited liability company agreement” (as the term is used in the Act) of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby amend and restate the Initial Agreement to be in the form of this Agreement and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” is defined in the Recitals, and all references in this Agreement to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended, supplemented or restated from time to time. This Agreement constitutes a “limited liability company agreement” as such term is defined in the Act.

“Applicable Law” means (a) any U.S. federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national securities exchange or trading market recognized by the Commission on which securities issued by the Partnership are listed or quoted.

“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member shall be the shareholder, partner, member or other equity owner or owners of the dissolved Member or such other Persons to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.

“Atlas Energy” means Atlas Energy, L.P., a Delaware limited partnership.

“Audit Committee” is defined in Section 7.10(b).

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supercede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” is defined in Section 7.1(c).

“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time

“Commission” means the U.S. Securities and Exchange Commission.

“Common Unit” is defined in the Partnership Agreement.

“Company” is defined in the Preamble.

“Company Group” means the Company and its Subsidiaries, treated as a single consolidated entity.

“Conflicts Committee” is defined in Section 7.10(c).

“Delaware Certificate” is defined in Section 2.1.

“Derivatives” means, with respect to any Membership Interests, derivative securities whose value or other economic features are based on the value or such other economic features of such Membership Interests.

“Director” or “Directors” means a member or members of the Board.

“Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

“Disposing Member” is defined in Section 4.3.

“Disposition Notice” means a written notice delivered by a Member making a Disposition pursuant to the terms and conditions of Article IV, which notice shall specify in reasonable detail the number and class of Membership Interests proposed to be Disposed of, the proposed purchase price therefor, the proposed transferee, and the other terms and conditions of such Disposition.

“Dissolution Event” is defined in Section 12.1(a).

“Drag Sale” is defined in Section 4.4(a).

“Encumbrance” means any lien, encumbrance, proxy, voting trust, or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership, financing statement (and similar notices) filed with any Governmental Authority, claim, charge, mortgage, deed of trust, title defect, option, call, warrant or similar right, restrictive covenant, restriction on transfer or receipt of income or any comparable interest or right, of any nature whatsoever.

“Governmental Authority” or “Governmental” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Group Member” means a member of the Company Group.

“Indemnitee” means any of (a) any Person who is or was an Affiliate of the Company or any of its Subsidiaries (other than the Partnership and its Subsidiaries), (b) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than the Partnership and its Subsidiaries), (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (d) any Person that the Company or the Board designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” is defined in Section 7.10(b).

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (a) does not hold any Membership Interest in the Company, and (b) is not an Affiliate, spouse or descendant (by birth or adoption) of any Member.

“Initial Agreement” is defined in the Recitals.

“Initial Public Offering” means the initial underwritten public offering of the equity securities of the Company or any successor entities thereto pursuant to a registration statement filed under the Securities Act with the Commission.

“Limited Partner” and “Limited Partners” are defined in the Partnership Agreement.

“Majority Interest” means Membership Interests in the Company entitled to more than 50% of the Sharing Ratios.

“Member” means each Person, in its capacity as a member of the Company, who (a) is an initial signatory to this Agreement, or has been admitted to the Company as a member of the Company in accordance with the provisions of Article IV, and (b) has not ceased to be a Member in accordance with the provisions of this Agreement or for any other reason. No Person who is not a Member shall be deemed a “member” of the Company under the Act.

“Membership Interest” means, with respect to any Member, that Member’s limited liability company interests in the Company, including its share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company.

“Merger Agreement” is defined in Section 13.1.

“Notices” is defined in Section 14.1.

“Partnership” means Atlas Growth Partners, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Partnership Agreement of the Partnership, substantially in the form attached as Exhibit B hereto, as it may be further amended and restated, or any successor agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” is defined in Section 13.1.

“Public Sale” means any sale of Membership Interests, following an Initial Public Offering, to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

“Purchasers” is defined in the Recitals.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A and (b) in the case of Membership Interests issued pursuant to Section 3.1, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 13.1.

“Tax Matters Member” is defined in Section 10.1(a).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unrestricted Person” means (a) each Indemnitee, (b) each Member, and (c) each Person whom the Board designates as an “Unrestricted Person” for purposes of this Agreement.

“Withdraw,” “Withdrawing” or “Withdrawal” means the resignation of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

(b) Other terms defined herein have the meanings so given them.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) a reference to any Person shall include such Person’s successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) on February 11, 2013 with the Secretary of State of the State of Delaware under and pursuant to the Act. The Initial Agreement is hereby replaced and restated by this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2 Name. The name of the Company is “Atlas Growth Partners GP, LLC”. The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board or the Members in their discretion, including, if consented to by the Board, the name of the Partnership. The words “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the Company at any time and from time to time.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Board may designate in the manner provided by Applicable Law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate.

Section 2.4 Purposes. The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the Partnership and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the Partnership in accordance with the Partnership Agreement; (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Members and that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company; and (e) do anything necessary or appropriate in connection with the foregoing, including the making of capital contributions or loans to a Group Member, the Partnership or any Subsidiary of the Partnership.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Delaware Certificate in accordance with the Act and shall continue in existence in perpetuity or until the dissolution of the Company in accordance with the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Members shall not have any ownership interest in such Company assets or any portion thereof.

Section 2.8 Tax Classification of the Company. Unless otherwise determined by the Board, it is intended that the Company be classified as a partnership (other than a “publicly traded partnership”) for U.S. federal income tax purposes. Except with the approval of the Board, the Company shall not (a) file any election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership or (b) elect, pursuant to Code Section 761(a), to be excluded from the provisions of subchapter K of the Code.

ARTICLE III

MEMBERSHIP

Section 3.1 Membership Interests; Additional Members.

(a) The names and addresses of the Members, the Sharing Ratio of each Member and the Capital Contribution of each Member are set forth on Exhibit A hereto. The Board shall update Exhibit A from time to time to ensure that it accurately reflects the information to be provided for therein. Any amendment or revision to Exhibit A made in accordance with this Agreement shall not be deemed an amendment to this Agreement and shall not require Member approval. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to Exhibit A as amended and in effect from time to time.

(b) At any time or from time to time, the Company may admit additional Members, and Membership Interests may be issued, for such consideration and on such terms and conditions as the Board shall determine in its sole discretion, all without the approval of the Members. In order for a Person (other than a current Member) to be admitted as a Member of the Company, such Person shall execute and deliver a written instrument reasonably satisfactory to the Board (which may be a joinder in the form of Exhibit C hereto), whereby such new Person shall become a party to this Agreement, as well as any other documents reasonably required by the Board. Thereafter, the Company shall amend Exhibit A without the further vote, act or consent of any other Person to reflect such new Person as a Member.

(c) In connection with an issuance of Membership Interests or the admission of new Members pursuant to Section 3.1(b), the Board may amend this Agreement if and as applicable, without the further vote, act or consent of any Person, to reflect such issuance and admission.

(d) All Membership Interests held by the Members as reflected on Exhibit A, are fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Act.

Section 3.2 Access to Information. The Company shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal office, which books shall be open to inspection by any Member (or its authorized representative) to the extent required by the Act. All costs and expenses incurred in any inspection made by or on behalf of a Member shall be borne by such Member. The Board may keep confidential from the Members, for such period of time as the Board determines, (a) any information that the Board determines to be in the nature of trade secrets or (b) other information the disclosure of which the Board determines (i) is not in the best interests of the Company, (ii) could damage the Company, or (iii) that the Company is required by laws, by the rules of any national securities exchange on which any Membership Interest is listed for trading, or by agreement with any third party to keep confidential.

Section 3.3 Liability.

(a) Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that, to the fullest extent permitted by Applicable Law, the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.

Section 3.4 Withdrawal. A Member does not have the right or power to Withdraw.

Section 3.5 Meetings. A meeting of the Members may be called at any time at the request of the Board or by the Members owning Membership Interests representing a Majority Interest.

Section 3.6 Action by Consent of Members. Except as otherwise required by Applicable Law or otherwise provided in this Agreement, all decisions of the Members shall require the affirmative approval of the Members owning Membership Interests representing a Majority Interest. To the extent permitted by Applicable Law, the Members may act without a meeting and without notice so long as the number of Members who own Membership Interests representing the percentage of the aggregate Sharing Ratio that would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.

Section 3.7 Conference Telephone Meetings. Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment or by such other means by which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.8 Quorum. The Members owning Membership Interests representing a Majority Interest, present in person or participating in accordance with Section 3.7, shall constitute a quorum for the transaction of business; provided, however, that, if at any meeting of the Members there shall be less than a quorum present, the Members owning Membership Interests representing a majority of the aggregate Sharing Ratio present at such meeting may adjourn the meeting from time to time without further notice. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

Section 3.9 Other Business of Members. Except as otherwise required by Applicable Law or otherwise provided in this Agreement, all decisions of the Members shall require the affirmative vote of the Members owning Membership Interests representing a Majority Interest.

Section 3.10 Outside Activities.

(a) Each Unrestricted Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or its Subsidiaries independently or with others, including business interests and activities in direct competition with the business and activities of the Company or its Subsidiaries. No such business interest or activity shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to the Company, any Subsidiary of the Company, any Member or any other Person who is bound by this Agreement. None of the Company, any Subsidiary of the Company, any Member or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any Unrestricted Person.

(b) Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person in accordance with the provisions of this Section 3.10 is hereby approved by the Company and all Members, (ii) it shall be deemed not to be a breach by any Unrestricted Person of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to the Company, any Subsidiary of the Company, any Member, or any other Person who is bound by this Agreement for the Unrestricted Persons to engage in such business interests and activities in preference to or to the exclusion of the Company and its Subsidiaries and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to present business opportunities to the Company or its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person. No Unrestricted Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or its Subsidiaries shall have any duty to communicate or offer such opportunity to the Company or its Subsidiaries, and such

Unrestricted Person shall not be liable to the Company or its Subsidiaries, any Member or any other Person who is bound by this Agreement for breach of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, by reason of the fact that such Unrestricted Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting, modifying or eliminating any duty that might otherwise, as a result of the law of the State of Delaware or any other applicable law, be owed by any Unrestricted Person to the Company, the Company’s Subsidiaries, any Member or any other Person who is bound by this Agreement, then in each case such provisions shall be deemed to have been approved by such Persons.

ARTICLE IV

DISPOSITION OF MEMBERSHIP INTERESTS; TAG-ALONG; DRAG-ALONG;

INITIAL PUBLIC OFFERING

Section 4.1 Dispositions of Membership Interests.

(a) Restrictions on Dispositions. No Member shall Dispose of any Membership Interests without the approval of the Board except as provided in Section 4.2.

(b) Void Dispositions. Any Disposition or attempted Disposition of any Membership Interests or Derivatives in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Disposition on its books or treat any purported transferee of such Membership Interests as the owner thereof for any purpose.

(c) Disposition Mechanics. In connection with any Disposition of Membership Interests permitted under this Agreement (other than a Disposition of Membership Interests by Atlas Energy), the holder of the Membership Interests proposed to be Disposed of shall deliver to the Company at least twenty (20) days (and no more than sixty (60) days) prior to any such Disposition a Disposition Notice noting that the permitted Disposition will be consummated in compliance with the Securities Act.

(d) Survival of Restrictions. Except for any Disposition of Membership Interests in an Initial Public Offering or a Public Sale, all transferees of Membership Interests under this Article IV shall have agreed in writing to be bound by the provisions of this Agreement by executing a joinder substantially in the form attached hereto as Exhibit C.

(e) Distributions Subsequent to Disposition. For purposes of determining who should be entitled to receive distributions, a Disposition of any Membership Interests as described in this Article IV shall be effective on the first day of the month following the day on which the requirements of this Article IV are satisfied, or at such earlier time as the Board reasonably determines. Distributions made after the effective date shall be made to the transferee.

(f) Legend. The Membership Interests have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Disposition contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Membership Interests have been certificated, each certificate evidencing Membership Interests and each certificate issued in exchange for or upon the Disposition of any Membership Interests shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [            ] AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS AMENDED AND MODIFIED FROM TIME TO TIME. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

(g) Admission. Upon any permitted Disposition pursuant to the provisions of this Article IV, the transferee shall be admitted as a substitute Member of the Company in accordance with Section 3.1(b). If a Person Disposes of all of its Membership Interest pursuant to this Article IV, such admission shall be deemed effective immediately prior to the Disposition and, immediately following such admission, such Person shall cease to be a Member of the Company.

(h) Termination on an Initial Public Offering. This Section 4.1 (other than Sections 4.1(f) and 4.1(g)) shall terminate upon the consummation of any Initial Public Offering.

Section 4.2 Permitted Dispositions. Subject to compliance with the provisions of Section 4.1, a Member shall be permitted to Dispose of Membership Interests without the approval of the Board in the following circumstances:

(a) in the case of a Member which is a natural Person, any Disposition (i) in the event of death, to such Member’s legal representatives, estate or heirs pursuant to applicable laws of descent or (ii) without consideration to any trusts or partnerships controlled by (and which continue to be controlled by) such Member for the benefit of such Member’s immediate family, charitable entities or otherwise for estate planning purposes;

(b) any Disposition without consideration to entities wholly owned (and which continue to be wholly owned) by the Disposing Member or any entity that owns (and continues to own) 100% of the Disposing Member which is a special purpose entity without any operations;

(c) any Disposition pursuant to the provisions of Section 4.3 or 4.4; and

(d) any Disposition to Atlas Energy or any of its Affiliates.

Notwithstanding anything to the contrary contained herein (including this Article IV), without the approval of the Board, no Member shall Dispose of any Membership Interests or any Derivatives (or create any Derivatives) if such Disposition or creation would cause (1) the Company to be taxed as a C Corporation, (2) a termination of the Company for purposes of Section 708 of the Code or (3) the Company to be treated as a publicly traded partnership for purposes of Section 7704 of the Code. In addition, notwithstanding anything to the contrary contained herein (including this Article IV), no Member shall Dispose of any Membership Interests or any Derivatives (or create any Derivatives) if such Disposition or creation would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of the Membership Interests under any such laws or a breach of any undertaking or agreement of a Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder, and, if required by the Board, the Company shall not reflect any Disposition upon its books of any Membership Interests unless prior thereto the Company has received an opinion of counsel in form and substance reasonably satisfactory to the Company that such Disposition is in compliance with this Article IV.

Section 4.3 Tag-Along Rights.

(a) If, at any time, a Member proposes to Dispose to an Independent Third Party Membership Interests representing 25% or more of the aggregate Sharing Ratio, in a single transaction or in a series of related transactions, then the Member proposing to make such Disposition (a “Disposing Member”) shall deliver a Disposition Notice to the Company at least thirty (30) days prior to the effective time of any such proposed Disposition, and the Company shall promptly notify the other Members of such proposed Disposition. Subject to the terms and conditions of this Section 4.3, any such other Members may elect to participate in the contemplated Disposition by delivering written notice (the “Election Notice”) to the Disposing Member within fifteen (15) days after receipt of such Disposition Notice. If any Member elects to participate in the proposed Disposition, such Member shall have the right to Dispose, for the same consideration, on a pro rata basis, and on the same terms and conditions set forth in the Disposition Notice, Membership Interests with a Sharing Ratio equal to (i) the Sharing Ratio represented by all of such Member’s Membership Interest prior to such Disposition, multiplied by (ii) a fraction, the numerator of which is the Sharing Ratio represented by the Membership Interest to be Disposed by the Disposing Member in such Disposition and the denominator of which is the Sharing Ratio represented by all of the Disposing Member’s Membership Interest prior to such Disposition.

(b) This right of co-sale shall be on the following terms and conditions:

(A) If any Member fails to deliver in a timely manner an Election Notice to the Disposing Member, such Member shall be deemed to have waived any right to participate in the Disposition. To the extent that any Member exercises such right of participation in accordance with the terms and conditions hereof and the aggregate amount of Membership Interests to be Disposed exceeds the amount that the Independent Third Party desires to purchase on the terms and conditions set forth in the Disposition Notice, then the Membership Interests that the Disposing Member and any Member that shall have made an Election Notice shall be correspondingly reduced pro rata.

(B) If any Membership Interests are Disposed of pursuant to this Section 4.3 to any Person who is not a party to this Agreement, such transferee shall agree to be bound by the terms, conditions and obligations of this Agreement in the same manner as the transferor of such Membership Interests as a precondition to the Disposition of such Membership Interests and such Membership Interests shall continue to be subject to the provisions set forth in this Agreement.

(C) In connection with a Disposition pursuant to this Section 4.3, any Member making an Election Notice shall be required to make representations and warranties in such form as the Disposing Member or transferee may reasonably request regarding the Membership Interests that it proposes to Dispose, including, but not limited to, the Member’s ownership of and authority to Dispose such Membership Interests, the absence of any Encumbrances on such Membership Interests (other than those arising under this Agreement and applicable securities laws), and the compliance of such Disposition with federal and state securities laws and all other Applicable Law, provided that such Member shall only be required to make such representations and warranties to the extent the Disposing Member makes such representations and warranties with respect to its Membership Interests.

(c) This Section 4.3 shall terminate upon the consummation of any Initial Public Offering.

Section 4.4 Drag-Along Rights.

(a) Obligations of Members. If, at any time, a Disposing Member proposes to Dispose to an Independent Third Party, in a single transaction or in a series of related transactions, Membership Interests representing 25% or more of the aggregate Sharing Ratio (any such Disposition, a “Drag Sale”), then upon the written request of the Disposing Member, each other Member shall be obligated to, and shall, Dispose of a Membership Interest with a Sharing Ratio equal to (i) the Sharing Ratio represented by all of such Member’s Membership Interest prior to such Drag Sale, multiplied by (ii) a fraction, the numerator of which is the Sharing Ratio represented by the Membership Interest to be Disposed of by the Disposing Member in such Drag Sale and the denominator of which is the Sharing Ratio represented by all of the Disposing Member’s Membership Interest prior to such Drag Sale. Furthermore, each Member shall take all necessary action, including waiving any dissenters’ rights, appraisal rights or other similar rights in connection with the Drag Sale, providing access to documents and records of the Company, entering into an agreement reflecting the terms of the Drag Sale, giving any customary and reasonable representations and warranties and executing and delivering any documents reasonably requested by the Disposing Member to enable such Drag Sale to occur expeditiously.

(b) Sharing of Costs. The Company shall bear the reasonable documented out-of-pocket costs of any sale of Membership Interests pursuant to a Drag Sale, including legal costs incurred in connection with the documentation and consummation of the Drag Sale and all reasonable documented out-of-pocket costs incurred by a Member participating therein.

(c) Indemnities. In the event that the Members are required to provide any representations, warranties or indemnities in connection with any Drag Sale (other than representations, warranties and indemnities concerning each such holder’s valid ownership of its Membership Interests free of all Encumbrances (other than those arising under this Agreement or applicable securities laws), and each such Member’s authority, power and right to enter into and consummate such sale without violating any other agreement), then each such Member shall not be liable for more than his or its pro rata share (based upon each such Member’s Sharing Ratio) of any liability for misrepresentation, breach of warranty or indemnity by such Member and such liability shall not exceed the total purchase price received by such Member for Membership Interests sold in the Drag Sale.

(d) Consideration. In the event of a Drag Sale, the amount that each Member will be entitled to receive in respect of the Membership Interests so Disposed of in the Drag Sale will be equal to the net proceeds from such Drag Sale multiplied by a fraction, the numerator of which is the Sharing Ratio represented by the Membership Interests Disposed of by such Member in such Drag Sale and the denominator of which is the Sharing Ratio represented by the Membership Interests Disposed of by all Members in such Drag Sale.

(e) This Section 4.4 shall terminate upon the consummation of any Initial Public Offering.

Section 4.5 Initial Public Offering. With the approval of Members owning Membership Interests representing a Majority Interest, the Board may decide, at any time, to consummate an Initial Public Offering. Immediately prior to the consummation of an Initial Public Offering, the Members and the Board shall take all necessary and desirable actions to consummate such Initial Public Offering, including approving a recapitalization, exchange and/or conversion of all Membership Interests into securities (the “Reclassified Securities”), effecting a conversion of the Company into a different form of business entity in connection therewith and making amendments to this Agreement in connection therewith, in each case that that the Board finds acceptable or advisable in connection with the Initial Public Offering.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1 Initial Capital Contributions. Each Member has a Capital Account balance and owns Membership Interests representing the Sharing Ratio set forth in Exhibit A.

Section 5.2 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company. No Member shall be permitted to make any additional Capital Contributions to the Company, except as previously approved by the Board or otherwise expressly provided herein.

Section 5.3 Loans. If the Company does not have sufficient cash to pay its obligations, the Members owning Membership Interests representing a Majority Interest may agree to do so or may advance all or part of the needed funds to or on behalf of the Company, it being understood that in no event shall any such Member be obligated to make such advances. Any advance described in this Section 5.3 will constitute a loan from such Member to the Company, will bear interest at a lawful rate determined by such Member from the date of the advance until the date of payment and will not be a Capital Contribution.

Section 5.4 Return of Contributions. Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

Section 6.1 Distributions. Distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Board or by action of the Members owning Membership Interests representing a Majority Interest; provided, however, that any loans from Members pursuant to Section 5.3 shall be repaid prior to any distributions to Members pursuant to this Section 6.1.

Section 6.2 Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the Members in proportion to their respective Sharing Ratios.

Section 6.3 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other Applicable Law.

ARTICLE VII

MANAGEMENT

Section 7.1 Management by Board of Directors.

(a) The management of the Company is fully reserved to the Members, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, which, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.

(b) The Members shall have the power and authority to delegate to one or more other persons the Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(c) Except as otherwise set forth in this Agreement, the Members hereby delegate to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and Delaware law and subject to Section 7.1(d), all power and authority related to the Company’s management and control of the business and affairs of the Partnership.

(d) Notwithstanding anything herein to the contrary, without obtaining approval of Members owning Membership Interests representing a Majority Interest, the Company shall not, and shall not take any action to cause the Partnership to, (i) sell all or substantially all of the assets of the Company or the Partnership, (ii) merge or consolidate, (iii) to the fullest extent permitted by Applicable Law, dissolve or liquidate, (iv) make or consent to a general assignment for the benefit of its respective creditors; (v) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the U.S. Bankruptcy Code naming the Company or the Partnership, as applicable, or otherwise seek, with respect to the Company or the Partnership, such relief from debtors or protection from creditors generally; or (vi) take various actions similar to those described in any of clauses (i) through (v) of this Section 7.1(d).

Section 7.2 Number; Qualification; Tenure; Chairman of the Board.

(a) The number of Directors constituting the Board shall be at least two and no more than twelve, unless otherwise fixed from time to time pursuant to a resolution adopted by Members owning Membership Interests representing a Majority Interest. A Director need not be a Member. Each Director shall be elected or approved by Members owning Membership Interests representing a Majority Interest.

(b) Once appointed or approved pursuant to Section 7.2(a), each Director shall serve for a term of one year, unless sooner removed in accordance with the provisions of this Agreement, or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective.

(c) The Chairman of the Board, if any, shall be chosen from among the Directors by a vote of the Directors. The Chairman of the Board shall preside, if present, at all meetings of the Board and of the Limited Partners of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time. The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer.

(d) The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company in their capacity as Directors.

Section 7.3 Regular Meetings. Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

Section 7.4 Special Meetings. A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.

Section 7.5 Notice. Oral or written notice of all special meetings of the Board must be given to all Directors at least two days prior to any special meeting of the Board (if the special meeting is to be held in person) or twenty-four hours (if the special meeting is to be held telephonically), or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if (i) in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (ii) when received in the form of a telegram, as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or such member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present, and any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

Section 7.6 Action by Consent of Board. To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as a majority of the members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 7.7 Conference Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 7.8 Quorum and Action. A majority of all Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 7.9 Vacancies; Increases in the Number of Directors. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the appointment of individuals approved by Members owning Membership Interests representing a Majority Interest.

Section 7.10 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by Applicable Law.

(b) The Board shall have an audit committee (the “Audit Committee”) comprised, to the extent required by the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed, of Independent Directors who also meet the independence standards required of directors who serve on an audit committee of a board of directors, as established by the Exchange Act of 1934, as amended. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. “Independent Director” shall mean a Director who meets the independence standards established by the rules and regulations of the New York Stock Exchange (or any other national securities exchange on which the Common Units may be listed), in each case as amended from time to time.

(c) The Board shall have a conflicts committee (the “Conflicts Committee”) comprised of one or more Directors, each of whom (i) is not an officer of employee of the Company, (ii) is not an officer, director or employee of any Affiliate of the Company, (iii) is not the holder of any ownership interest in the Company or the Partnership, other than Common Units or other awards granted to such Director under the Partnership’s equity compensation plans, and (iv) qualifies as an Independent Director. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any fiduciary or other duties owed by the Board or any Director to the Company or the Members.

(d) A majority of any committee, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business of such committee.

(e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 7.11 Removal. Any Director or the entire Board may be removed at any time, with or without cause, by Members owning Membership Interests representing a Majority Interest.

ARTICLE VIII

OFFICERS

Section 8.1 Officers.

(a) The Board shall elect one or more persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its capacity as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any individuals who are elected as officers of the Company shall serve at the pleasure of the Board and shall have such titles and the authority and duties specified in this Agreement or otherwise delegated to each of them, respectively, by the Board from time to time. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board.

(b) The officers of the Company may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a Secretary and such other officers as the Board from time to time may deem proper. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board may from time to time elect such other officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board, as the case may be from time to time.

Section 8.2 Election and Term of Office. The officers of the Company shall be elected from time to time by the Board. Each officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 8.8.

Section 8.3 Chief Executive Officer. The Chief Executive Officer, who may be the Chairman or Vice Chairman of the Board and/or the President, shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

Section 8.4 President. The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall preside at all meetings of the Members. The President may sign any deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. The President shall perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.

Section 8.5 Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 8.6 Chief Financial Officer. The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate officer of the Company may from time to time determine. The Chief Financial Officer shall render to the Board, the Chief Executive Officer and the President, whenever any of them request it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time. The Chief Financial Officer shall have the same power as the President and Chief Executive Officer to execute documents on behalf of the Company.

Section 8.7 Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members and of the Limited Partners. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 8.8 Removal. Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the affirmative vote of a majority of the Board. No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 8.9 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE IX

INDEMNITY AND LIMITATION OF LIABILITY

Section 9.1 Indemnification.

(a) To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 9.1.

(c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 9.1; and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 9.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 9.2 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Partnership, the Members or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as set forth in Article VII, the Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such officer or agent appointed by the Board or any committee thereof in good faith.

(c) Except as expressly set forth in this Agreement, no Unrestricted Person, Member or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Members or any other Unrestricted Person or Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Members and such other Indemnitee. Each Member and any other Person who becomes a Member or any other Person who is bound by this Agreement shall be deemed to have expressly approved this Section 9.2(c).

(d) No amendment, modification or repeal of this Section 9.2 or any provision hereof shall in any manner affect the limitations on the liability of any Indemnitee under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X

TAXES

Section 10.1 Taxes.

(a) The Board shall from time to time designate a Member to act as the “tax matters partner” under Section 6231 of the Code, subject to replacement by the Board (such Member, the “Tax Matters Member”). The initial Tax Matters Member will be Atlas Energy. Each holder of any Membership Interest agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Tax Matters Partner will have reasonable discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if paid by the Company, will be recoverable from such Member (including by offset against distributions otherwise payable to such Member).

(b) The Tax Matters Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company. The Company shall bear the costs of the preparation and filing of its returns.

(c) The Company will determine (with advance notice of such determination provided to the Board) whether to make or revoke any available election pursuant to the Code. Each Member will, upon request, supply the information necessary to give proper effect to any such election.

(d) The Members are aware of the income tax consequences of the allocations made by this Agreement and agree to be bound by the provisions of this Agreement in reporting their shares of the Company’s income and loss for income tax purposes.

ARTICLE XI

BOOKS, RECORDS, AND BANK ACCOUNTS

Section 11.1 Maintenance of Books.

(a) The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.

Section 11.2 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.1 Dissolution.

(a) The Company shall be of perpetual duration; provided that the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following events (each a “Dissolution Event”):

(i) the election to dissolve the Company by action of the Board and the consent of Members owning Membership Interests representing a Majority Interest;

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) Except as provided in Section 12.1(a), no other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by Applicable Law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Members shall act as, or alternatively appoint, a liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) subject to the Act, the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine)); and

(iii) all remaining assets of the Company shall be distributed to the Members in accordance with Section 6.1.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, such Member shall have no claim against any other Member for those funds.

Section 12.3 Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

Section 12.4 Certificate of Cancellation. On completion of the winding up of the Company as provided herein and under the Act, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII

MERGER, CONSOLIDATION OR CONVERSION

Section 13.1 Authority. Subject to compliance with Section 7.1(d), the Company may merge or consolidate with one or more domestic corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), or convert into any such domestic entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article 13. The surviving entity to any such merger, consolidation or conversion is referred to herein as the “Surviving Business Entity.”

Section 13.2 Procedure for Merger, Consolidation or Conversion.

(a) The merger, consolidation or conversion of the Company pursuant to this Article 13 requires the prior approval of a majority of the Board and compliance with Section 13.3.

(b) If the Board shall determine to consent to a merger or consolidation, the Board shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the Surviving Business Entity that is to survive the proposed merger or consolidation;

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation, limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 13.4 or a later date specified in or determinable in accordance with the Merger Agreement; provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein; and

(vii) such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board.

(c) If the Board shall determine to consent to a conversion of the Company, the Board shall approve and adopt a Plan of Conversion containing such terms and conditions that the Board determines to be necessary or appropriate.

Section 13.3 Approval by Members of Merger, Consolidation or Conversion.

(a) The Board, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of the Members, whether at a meeting or by written consent. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) The Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of Members owning Membership Interests representing a Majority Interest.

(c) After such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger, consolidation or conversion pursuant to Section 13.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

Section 13.4 Certificate of Merger, Consolidation or Conversion.

(a) Upon the required approval by the Board and the Members of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger, consolidation or conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act and shall have such effect as provided under the Act or other Applicable Law.

(b) A merger, consolidation or conversion effected pursuant to this Article 13 shall not (i) to the fullest extent permitted by Applicable Law, be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 12 of this Agreement or under the applicable provisions of the Act.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notices shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile. Notices otherwise sent as provided herein shall be deemed given upon delivery of such Notices:

To the Company:

Atlas Growth Partners GP, LLC

c/o Atlas Energy, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, Pennsylvania 15275

To Atlas Energy:

Atlas Energy, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, Pennsylvania 15275

Section 14.2 Entire Agreement; Superseding Effect; Creditors. This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 14.3 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 14.4 Amendment or Restatement.

(a) General Amendments. Except as provided in Section 14.4(c), the Board may amend any of the terms of this Agreement but only in compliance with the terms, conditions and procedures set forth in this Section 14.4(a). If the Board desires to amend any provision of this Agreement other than pursuant to Section 14.4(c), then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment, directing that the amendment proposed be considered at the next annual meeting of the Members, or authorizing the Members to approve such amendment by written consent in accordance with Section 3.6. Amendments to this Agreement may be proposed only by or with the consent of the Board or by Members owning Membership Interests representing a Majority Interest. Such special or annual meeting, if any, shall be called and held upon notice in accordance with Section 3.5. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board shall deem advisable. At any such meeting, a vote of the Members shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by the affirmative vote of the Members owning Membership Interests representing a Majority Interest, unless a different vote is required under this Agreement or by Delaware law; provided, however, that any amendment that, as determined by the Board, in good faith, would have a disproportionately negative effect on any Member (in their capacity as such) as compared to other Members holding the same class of Membership Interests shall not be effective against such negatively affected Member without the approval of such Member.

(b) Amendments to be Adopted Solely by the Board. Notwithstanding Section 14.4(a), the Board, without the approval of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(i) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(ii) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(iii) a change that the Board determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to maintain the tax treatment of the Company;

(iv) a change that the Board determines in good faith will not have a material adverse effect on the preferences or rights associated with the Membership Interests (including as compared to any other class of securities that may be issued by the Company);

(v) a change that the Board determines to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Act) or (B) facilitate the trading of the Membership Interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the Membership Interests are or will be listed for trading, compliance with any of which the Board determines to be in the best interests of the Company and the Members;

(vi) the merger of the Company into, or the conveyance of all of the Company’s assets to, a newly-formed entity if the purpose of that merger or conveyance is to effect a change in the legal form into another limited liability entity;

(vii) a change in the fiscal year or taxable year of the Company;

(viii) an amendment that is necessary, as determined by the Board in good faith, to prevent the Company or any of the Indemnitees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(ix) an amendment that the Board determines to be necessary or appropriate in connection with the issuance of any Membership Interests pursuant to Section 3.1;

(x) any amendment expressly permitted in this Agreement to be made by the Board acting alone;

(xi) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 13.3; or

(xii) any other amendments substantially similar to the foregoing.

(c) Amendment Requirements.

(i) Notwithstanding the provisions of Sections 14.4(a) and 14.4(b), no provision of this Agreement that establishes a minimum level of the aggregate Sharing Ratio required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of the required level of the Aggregate Sharing Ratio constituting not less than the voting requirement sought to be reduced.

(ii) Notwithstanding the provisions of Sections 14.4(a) and 14.4(b), no amendment to this Agreement may (A) enlarge the obligations of any Member without its consent, (B) change Section 12.1(a), or (C) change the term of the Company or, except as set forth in Section 12.1(a), give any Person the right to dissolve the Company.

Section 14.5 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 14.6 Applicable Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

Section 14.7 Forum; Venue and Jurisdiction. Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware. Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery of the State of Delaware.

Section 14.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 14.9 Waiver of Certain Rights. Each Member, to the fullest extent permitted by Applicable Law, irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 14.10 Third-Party Beneficiaries. Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 14.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of a party is expressly permitted by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, all of the Members of Atlas Growth Partners GP, LLC, a Delaware limited liability company, have executed this Agreement as of the date first set forth above.

MEMBERS:

ATLAS ENERGY, L.P.

By: Atlas Energy GP, LLC, its general partner

By:	/s/ Jonathan Z. Cohen
Name: Jonathan Z. Cohen
Title: Executive Vice Chairman of the Board

[Signature Page to LLC Agreement of Atlas Growth GP LLC]

EXHIBIT A

MEMBERS

Members	Sharing Ratio	Capital Contribution
Atlas Energy, L.P.	100%	$1,000.00

EXHIBIT B

FORM OF PARTNERSHIP AGREEMENT

EXHIBIT C

FORM OF JOINDER

TO

AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT

This JOINDER to the Amended and Restated Limited Liability Company Agreement of Atlas Growth Partners GP, LLC, a Delaware limited liability corporation (the “Company”), dated as of [            ] (as amended from time to time, the “Agreement”), is made and entered into as of             by and between the Company and             (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Membership Interests and the Agreement and the Company requires Holder, as a Member, to become bound by and/or a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become bound by and/or a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Member for the purposes of being bound thereby. In addition, Holder hereby agrees that each class of Membership Interests held by Holder shall have the rights only as provided in the Agreement.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Members, the Company and their successors and assigns and Holder (only as provided in the Agreement) and any subsequent holders of Membership Interests and the respective successors and assigns of each of them, so long as they hold any Membership Interests.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section             of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

5. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Joinder shall be governed by and construed in accordance with the laws of the State of Delaware and the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq., as in effect from time to time, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*  *  *  *  *

{Signature Page to Joinder Follows}

IN WITNESS WHEREOF, the undersigned has executed and delivered this Joinder this             day of             , 2013.

ATLAS GROWTH PARTNERS GP, LLC

By: Atlas Energy, L.P., its sole member
By: Atlas Energy GP, LLC, its General Partner

By:
Name:
Title:

HOLDER:

[Name]